UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SUN HEALTHCARE GROUP, INC.
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Sun Healthcare Group
Acquisition Communication
Employee Frequently Asked Questions

Frequently Asked Questions

Who is Genesis HealthCare?

Genesis HealthCare, headquartered in Pennsylvania, is one of the nation’s largest skilled nursing care providers with over 48,000 employees and 231 skilled nursing centers and assisted living residences in 13 eastern states. Genesis also supplies rehabilitation therapy to over 1,100 healthcare providers in 35 states and the District of Columbia. For more information on Genesis, go to www.GenesisHCC.com.

What is the nature of the agreement with Genesis HealthCare?

Genesis will purchase Sun Healthcare Group’s outstanding shares of common stock for $8.50 per share (cash). The closing of the transaction is expected to occur in the fall. The combined privately held company would have annual revenues of more than $4 billion with more than 420 total facilities and 75,000 employees.

Why did Sun agree to a transaction with Genesis?

We firmly believe the complimentary cultures and capabilities of these two companies will result in a merger that is positive for our patients, residents, shareholders and the overwhelming majority of our employees.

What will happen to Sun employees?

We anticipate that most of our 28,000 employees will remain employed by the new company Genesis. At this time, we expect minimal disruption for center-based SunBridge employees and front-line caregivers of SunDance, SolAmor or CareerStaff. Genesis will be assessing all needs for other operational and support staff in the coming months.

What happens to my pay?

At this point, we do not anticipate any changes with your pay if you stay with the new organization. We anticipate that Genesis will share more details with you in the coming months.

What happens to my time-off, health and welfare benefits?

For those Sun employees who remain with the combined company, unused paid time off balances will be carried over. Current health insurance plans will remain in effect through the end of the plan year (December 31, 2012). Employees will have an opportunity to enroll in 2013 Genesis plans before the end of the calendar year should the deal be finalized in time. More information will be available on all benefit plans and options in the coming months.

What happens with my 401(k)?

Those individuals not staying with the combined company will be given the option to cash out their 401(k) (penalties will apply per federal regulations) or to roll over their balance to a qualified IRA/401(k) without penalty. For those employees that remain with the combined company, Genesis offers a 401(k) plan which employees will be able to enroll in immediately based upon their service date. Sun 401(k) accounts are eligible to be rolled over into the Genesis plan.

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Will I still have my same hire date/tenure?

If you are retained with the combined company, you will keep your company date of hire. In addition, your service date/tenure will be recognized by Genesis for benefit eligibility. More information will be available on all benefit plans and options in the coming months.

When will the sale/transaction be final?

Since a transaction of this nature takes several months to complete, we do not expect it to close until the fall.

Other

We are in the early stages of the process for completing the transaction and thus we realize there may be more questions. We are committed to continuing to communicate with you as new information is made available. Please email your additional questions to AskaQuestion@SunH.com. While we understand the uncertainty surrounding this announcement, we ask that each of you remain focused on the essence of our mission: caring for those who depend on us, whether patient, resident, client, family or each other.

Please feel free to find out more about Genesis at www.GenesisHCC.com. Genesis has a long-standing reputation for quality care and in fact, many of its centers have earned AHCA/NCAL quality awards.

Additional Information and Where to Find It

In connection with the proposed merger, Sun will file a proxy statement and other relevant documents concerning the Merger with the Securities and Exchange Commission (“SEC”). The definitive proxy statement will be mailed to stockholders of Sun. Investors and stockholders of Sun are urged to read the definitive proxy statement and other relevant documents when they become available because they will contain important information about the Merger. Copies of these documents (when they become available) may be obtained free of charge by making a request to Sun’s Investor Relations Department either in writing to Sun Healthcare Group, Inc., 101 Sun Avenue, N.E., Albuquerque, New Mexico 87109, or by telephone to (505) 468-2341. In addition, documents filed with the SEC by Sun may be obtained free of charge at the SEC’s website at www.sec.gov or by clicking on “SEC Filings” on Sun’s website at www.sunh.com.

Sun and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from Sun’s stockholders in respect of the transaction. Information concerning the ownership of Sun’s securities by Sun’s directors and executive officers is included in their SEC filings on Forms 3, 4 and 5, and additional information is also available in Sun’s proxy statement for its 2012 Annual Meeting of Stockholders filed with the SEC on April 30, 2012. Information regarding Sun’s directors, executive officers and other persons who may, under rules of the SEC, be considered participants in the solicitation of proxies in connection with the transaction, including their respective interests in the transaction by security holdings or otherwise, will be set forth in the definitive proxy statement concerning the transaction when it is filed with the SEC. Each of these documents is, or will be, available as described above.

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